EXHIBIT 14

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of John Hancock Bond Trust of our report dated July 18, 2024, relating to the financial statements and financial highlights, which appear in John Hancock Government Income Fund and John Hancock Investment Grade Bond Fund (two of the funds constituting John Hancock Bond Trust) Annual Reports on Form N-CSR for the year ended May 31, 2024. We also consent to the references to us under the headings “Experts” and “Exhibit A Form of Agreement and Plan of Reorganization and Termination” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
October 8, 2024